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Exhibit 11 -- Computation of Earnings Per Share


                                            Fiscal Year Ended December 31,
                                        1999             1998              1997
                                   -------------   -------------    -------------
BASIC & FULLY DILUTED
    Net loss                       $     475,000   $    (113,000)   $    (602,000)

    Average shares outstanding         1,309,966       1,265,000        1,051,329

    Net income (loss) per share:
       Basic                       $        0.36   $       (0.09)   $       (0.57)
       Diluted                     $        0.36   $       (0.09)   $       (0.57)
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